Exhibit 99.1

NEWS

Investor Relations: Sam Ramraj, (626) 302-2540

Media Contact: (626) 302-2255, News@sce.com

Jennifer Granholm Joins Edison International, Southern California Edison

Board of Directors

ROSEMEAD, Calif., Feb. 20, 2025 — Edison International (NYSE: EIX) and Southern California Edison today announced that Jennifer Granholm will join the board of directors of each company, effective
April 1.

Granholm brings extensive experience advancing reliable, resilient, clean energy solutions and deploying zero-carbon technologies from her recent service as U.S. secretary of energy and prior experience as governor of Michigan.

She brings a strong background in cybersecurity and protection of the power grid and electric utilities. Under her leadership, the Department of Energy (DOE) invested heavily in cybersecurity tools and technologies to strengthen the resilience of U.S. energy infrastructure. She has also worked to find a solution for spent nuclear fuel, which could help spur industry growth. During Granholm’s term as DOE secretary, almost 1,000 factories announced they were coming to or expanding in America to make clean energy products, and the DOE invested more than $200 billion in thousands of clean energy projects, creating more than 400,000 U.S. jobs.

“Jennifer’s experience as a leader familiar with cybersecurity, physical security and clean energy resources ― and known for working in partnership with utilities and other industries ― will allow her to make important contributions to Edison International, including SCE and Trio,” said Peter J. Taylor, Edison International board chair.

“Jennifer has an excellent background in energy technology, energy policy, safety and sustainability,” said Pedro J. Pizarro, president and CEO of Edison International. “We’re thrilled she is joining our boards, and we look forward to the guidance she will provide based on her understanding of the technical, political and economic forces shaping our industry today.”

In her two terms as governor of Michigan, Granholm diversified the state’s economy to focus on clean energy. Granholm taught law and public policy at UC Berkeley, specializing in clean energy and public leadership. An honors graduate of Harvard Law School, she is the author of “A Governor's Story: The Fight for Jobs and America’s Economic Future.”

About Edison International

Edison International (NYSE: EIX) is one of the nation’s largest electric utility holding companies, focused on providing clean and reliable energy and energy services through its independent companies. Headquartered in Rosemead, California, Edison International is the parent company of Southern California Edison Company, a utility delivering electricity to 15 million people across Southern, Central and Coastal California. Edison International is also the parent company of Trio (formerly Edison Energy), a portfolio of nonregulated competitive businesses providing integrated sustainability and energy advisory services to large commercial, industrial and institutional organizations in North America and Europe.

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